Exhibit 99.1

FOR IMMEDIATE RELEASE

Interpublic Announces Agreement to Settle SEC Claims

New York, NY – May 1, 2008 – IPG announced today that it has been informed by the SEC that the Commission has concluded its investigation into the company’s past financial reporting practices, begun in 2002. Further, IPG and the SEC have agreed on a settlement of all charges brought by the SEC against IPG and its subsidiary, McCann-Erickson. While neither admitting nor denying the allegations brought by the SEC, Interpublic and McCann have agreed to an injunction against violating the applicable provisions of the federal securities laws, and McCann has agreed to pay a civil penalty of $12 million and disgorgement of one dollar.

“We are very pleased to have settled with the SEC and we believe this matter is now behind us,” said Michael I. Roth, Interpublic’s Chairman and CEO. “As previously disclosed, IPG and McCann have cooperated with the Commission from the start of its investigation. The events that gave rise to the SEC charges of securities fraud relate to intercompany accounting practices at McCann which were addressed in our restatement of 1997 to 2002 results and which did not involve client funds. The individuals named in the SEC’s press release today have not been with the company since 2003. Under current management, we have devoted considerable resources to replacing and expanding staff in the relevant areas and our efforts to remediate material financial control weaknesses and improve financial reporting have been a top corporate priority for all of our agencies. As a result, we achieved compliance with Sarbanes-Oxley standards at the end of 2007. Resolving these final legacy issues will allow us to focus on building the business going forward.”

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  Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

  Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax